UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 14, 2023

AERSALE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38801	84-3976002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

255 Alhambra Circle, Suite 435

Coral Gables, FL 33134

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(305) 764-3200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ASLE	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2023, the Board of Directors (the “Board”) of AerSale Corporation (the “Company”), upon recommendation of the Nominating and Corporate Governance Committee of the Board, increased the size of the Board from ten to eleven directors and appointed Andrew Levy to serve as an independent member of the Board until the Company’s 2023 Annual Meeting of Stockholders.

Upon recommendation of the Nominating and Corporate Governance Committee, the Board appointed Mr. Levy to serve on the Audit Committee of the Board. There are no arrangements or understandings that exist between Mr. Levy and any other persons pursuant to which he was selected as a director. In addition, there are no transactions between Mr. Levy and the Company that would be reportable under Item 404(a) of Regulation S-K.

In connection with his appointment, Mr. Levy will participate in the Company’s Amended and Restated Non-Employee Director Compensation Plan (the “Plan”). Under the terms of the Plan, non-employee directors receive (i) an annual cash retainer of $50,000 for service on the Board, (ii) an annual grant (the “Annual Award”) of restricted stock units with an aggregate fair value equal to $60,000 (as determined in accordance with FASB Accounting Codification Topic 718 (“ASC 718”)), and (iii) an initial grant (the “Initial Grant”) of restricted stock units with an aggregate fair value equal to $60,000 (as determined in accordance with ASC 718), pro-rated for that portion of the year in which the director will serve on the Board until such director is eligible and qualifies for the Annual Award as set forth under the Plan. The Annual Award and the Initial Grant will generally vest on the first anniversary from the grant date and convert into one share of common stock of the Company for each restricted stock unit, subject to the director’s continued service through the applicable vesting date.

On April 14, 2023, Eric J. Zahler, a member of the Board since December 2020 and currently the Board’s Lead Independent Director and a member of the Board’s Compensation Committee, and Sai S. Devabhaktuni, a member of the Board since December 2020 and currently a member of the Board’s Audit Committee and Nominating and Corporate Governance Committee, each notified the Board of their decision to retire from the Board at the end of their current term and not seek re-election to the Board at the 2023 annual meeting of stockholders of the Company (the “Annual Meeting”). Also on April 14, 2023, Michael Kirton, a member of the Board since December 2020, notified the Board of his decision to not seek re-election to the Board at the Annual Meeting due to Leonard Green & Partners, L.P. (“Leonard Green”) reduction of its ownership position in the Company, which will result in Leonard Green having a single Board seat. Messrs. Zahler, Devabhaktuni, and Kirton will remain on the Board until their terms end at the Annual Meeting.

Item 8.01.Other Events.

On April 19, 2023, the Company issued a press release announcing Mr. Levy’s appointment to the Board and the decisions of Messrs. Zahler, Devabhaktuni, and Kirton to not stand for re-election to the Board at the Annual Meeting. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release of AerSale Corporation, dated April 19, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AERSALE CORPORATION

Date: April 19, 2023	By:	/s/ James Fry
	Name:	James Fry
	Title:	Executive Vice President, General Counsel & Corporate Secretary